Exhibit 10.1

March 2, 2007

John W. Richardson
1801 California Street
Denver, CO  80202

Dear John:

Giving people the opportunity to develop professionally through new challenges is an investment in our greatest resource — employees.  Fostering and developing the talent of employees is critical to the success of the business and to our future.  With that, I am pleased to offer you a promotion to the position of EVP — Chief Financial Officer, effective April 1, 2007. I am confident of the value you will continue to bring to the business.

1.               Base Salary:  Your base salary increases to $525,000 per annum.

2.               Annual Bonus Plan:  You will be eligible to participate in the annual bonus plan for 2007.  Your target bonus increases to 150% of your annual base pay prorated to reflect your promotion date.

3.               Equity Incentive Plan: As will be more fully set forth in an equity agreement to be provided, you will receive a non-qualified stock option grant of 257,000 shares of Qwest common stock pursuant to the Equity Incentive Plan (“EIP”), as amended. The purchase price of each share covered by this grant will be the closing price of Qwest stock on March 5, 2007.

In addition, as will be more fully set forth in the equity agreement to be provided, you will also receive a restricted stock award having an approximate value of $977,500.  The number of shares of restricted stock granted will be determined by dividing the dollar value above by the closing price of Qwest stock on March 5, 2007, and then rounding to the nearest 1,000 shares.

If you are granted future equity awards prior to 2010, such awards will vest on the anniversary of the grant date in 2010, subject to all terms and conditions of the applicable equity agreement.

4.               Residence Closing Costs.  Should you purchase a residence in Colorado within 12 months of your promotion, the Company will pay the reasonable costs incurred in taking title to the property.  The types of expenses that will be reimbursed are set forth in the Company’s Tier I Relocation Policy at page 27.

5.               Attorneys’ Fees For Review of Employment and Equity Agreements.  The Company will reimburse you for the reasonable attorneys’ fees you incur for a review of your employment and equity agreements.

6.               Executive Perquisite: For 2007, your executive perquisite benefit is $50,000 (grossed up for income taxes). You received $25,000 in January and an additional $25,000 will be paid to you on or before April 20, 2007.

7.               Executive Benefits: As an Executive Vice President, you are eligible for the following:

a)              35 days of time off with pay per year

b)             Supplemental Executive Retirement Plan — This plan makes up the difference between what would be paid under the Qwest Pension Plan, without IRS limits on compensation, and what is actually paid under that plan.

c)              Supplemental Executive Disability Coverage — You are eligible to receive up to 52 weeks of short term disability benefits. This benefit pays 70% of your base pay plus target bonus with no maximum monthly benefit. In addition, if your employment ends as a result of a disability, you are eligible to receive a long-term disability benefit of 60% of base pay plus target bonus with no maximum monthly benefit.

7.               Severance Agreement:  As a condition of this promotion, you are required to sign the attached Severance Agreements within 30 days and return one copy to Jana Venus at 1801 California Street, 23rdFloor, Denver, CO  80202. You may retain the other copy for your files.

Congratulations on this wonderful opportunity, John.  Your hard work and commitment to delivering the Spirit of Service is genuinely appreciated.

Sincerely,

Richard C. Notebaert
Chairman and CEO